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Exhibit 3.4

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K&F INDUSTRIES HOLDINGS, INC.

        The undersigned, for the purpose of amending and restating the Certificate of Incorporation of K&F Industries Holdings, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

          1.     The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 12, 2004.

          2.     The Corporation's original name was "AAKF Acquisition, Inc."

          3.     This Second Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation") has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

          4.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

        The name of this corporation is:

          K&F Industries Holdings, Inc.

ARTICLE II

REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

        The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

AUTHORIZED CAPITAL STOCK

        SECTION A.    Authorized Shares.    The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that the Corporation shall have authority to issue is Two Hundred Fifty One Million (251,000,000).

          1.    Common Stock.    The total number of shares of common stock the Corporation shall have authority to issue shall be Two Hundred Fifty Million (250,000,000), and each such share shall have a par value of one cent ($.01) per share (the "Common Stock").

          Effective as of the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every one (1) share of Common Stock of the Corporation issued and outstanding as of such date shall be subdivided into One Hundred Thirty Three (133) shares of Common Stock.

          2.    Preferred Stock.    The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be One Million (1,000,000) and all such shares shall have a par value of one cent ($.01) per share (the "Preferred Stock"). The first series of Preferred Stock shall consist of Twenty Thousand (20,000) shares and shall be designated "Junior/Series A Redeemable Exchangeable Preferred Stock" (the "Junior/Series A Preferred Stock").

          3.     Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors of the Corporation (the "Board") is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

            (a)   the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

            (b)   the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

            (c)   whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (d)   whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;

            (e)   whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

            (f)    whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

            (g)   the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

            (h)   any other relative rights, preferences and limitations of such series.

          4.    No Class Vote On Changes In Authorized Number Of Shares Of Stock.    Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

        SECTION B.    Common Stock.

          1.    Voting Rights.    Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

          2.    Dividends.    Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when and as declared by the Board.

          3.    Liquidation.    Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

        SECTION C.    Junior/Series A Preferred Stock.    The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Junior/Series A Preferred Stock shall be as follows:

          1.    Stated Value.    The shares of Junior/Series A Preferred Stock shall be issued by the Corporation for their Stated Value, in such amounts, at such times and to such persons as shall be specified by the Board from time to time. For the purposes hereof, the "Stated Value" of each share of Junior/Series A Preferred Stock (regardless of its par value) shall be $10,000 per share, which Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Junior/Series A Preferred Stock.

          2.    Rank.    The Junior/Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) junior to all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank senior to the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively the "Senior Securities"), (ii) on a parity with all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank on a parity with the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively referred to herein as the "Parity Securities"), and (iii) senior to the Corporation's Junior Securities. For purposes hereof, "Junior Securities" means all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding that are expressly designated as being junior to the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

          3.    Dividends.

            (a)    Amount.    The holder of record of each share of the Junior/Series A Preferred Stock as their names appear in the stock register of the Corporation shall be entitled to receive (when, as and if declared by the Board, it being understood that the Board may elect not to make any such declaration), out of funds of the Corporation legally available therefor, a dividend on each anniversary of the date (the "Issue Date") any shares of Junior/Series A Preferred Stock are first issued (the "Dividend Accrual Date") prior to and in preference to any declaration or payment of any dividends on Junior Securities, at a rate of 10% per annum on the Liquidation Preference as of the Issue Date (in the case of all dates prior to the first Dividend Accrual Date) and as of the preceding Dividend Accrual Date (in all other cases).

            (b)    Accumulation and Time of Payment.    Dividends on each share of the Junior/Series A Preferred Stock shall be cumulative, shall accrue from day to day, whether or not declared, commencing on the Issue Date and shall compound on each Dividend Accrual Date, commencing on the first anniversary of the Issue Date. For the avoidance of doubt, the Liquidation Preference shall include, as of any date, all dividends that have accrued from day to day since the preceding Dividend Accrual Date. The amount of dividends that accrue for any period shorter than a full annual dividend period shall be computed on the basis of a 360 day year.

            (c)    Payment of Accumulated Dividends.    Accumulated dividends not paid may be declared by the Board and paid in cash to the holders of record of outstanding shares of Junior/Series A Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than 60 nor less than 30 days preceding the date of payment, whether or not such date is a Dividend Accrual Date. Holders of outstanding shares of Junior/Series A Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of accrued dividends to which such holders are then entitled as provided in this Article IV, Section C.3.

            (d)    Restrictions on Payment of Dividends.    Notwithstanding anything contained herein to the contrary, no dividends on shares of Junior/Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its Subsidiaries (other than any contracts between or among the Corporation and its Subsidiaries or between or among the Subsidiaries of the Corporation (the "Intercompany Agreements")) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its Subsidiaries (whether or not entered into prior to, at or after the issuance of the Junior/Series A Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Junior/Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Junior/Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Junior/Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Junior/Series A Preferred Stock, all dividends declared upon the Junior/Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Junior/Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Junior/Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Junior/Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

          4.    Restrictions on Payments.    So long as any shares of Junior/Series A Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; provided, however, that the restrictions of this Article IV, Section C.4 may be waived by the affirmative vote at a meeting of stockholders, or by written consent, of a majority of the outstanding shares of Junior/Series A Preferred Stock; provided further, however, that the restrictions of this Article IV, Section C.4 shall not apply to the repurchase, redemption or other acquisition or retirement for value of any Junior Securities held by any then current or former director, officer or employee of, or consultant to, the Corporation or any of its Subsidiaries issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

          5.    Liquidation Preference.

            (a)    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Junior/Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Junior/Series A Preferred Stock have been declared, an amount per share outstanding equal to the sum of (x) the Stated Value plus (y) all accrued but unpaid dividends thereon (whether or not declared), computed to the date payment thereof is made (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Junior/Series A Preferred Stock and any other Parity Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Junior/Series A Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full. Nothing herein contained shall be deemed to prevent redemption, exchange or repurchase, as the case may be, of shares of the Junior/Series A Preferred Stock by the Corporation in the manner provided in Article IV, Sections C.6 and C.7, respectively, hereof.

    The Liquidation Preference with respect to each outstanding fractional share of Junior/Series A Preferred Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Junior/Series A Preferred Stock. All payments for which this Article IV, Section C.5(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Junior/Series A Preferred Stock has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Junior/Series A Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

            (b)    Events Not Constituting Liquidation.    For the purposes of this Article IV, Section C.5, a Change of Control shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation so long as the Corporation consummates the mandatory redemption as set forth in Article IV, Section C.6(b) below and so long as the net proceeds of such Change of Control are sufficient to pay the Redemption Price.

          6.    Redemption.

            (a)    Optional Redemption of Junior/Series A Preferred Stock.    Subject to the restrictions set forth in Article IV, Section C.6(d) hereof, the Corporation may, at the option of the Board, at any time or from time to time, in whole or in part, redeem the shares of Junior/Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at a redemption price (the "Redemption Price") equal to the Liquidation Preference in effect on the date of redemption specified in such notice.

            (b)    Mandatory Redemption of Junior/Series A Preferred Stock.    Subject to the restrictions set forth in Article IV, Section C.6(d) hereof, on the 90th day following the occurrence of a Change of Control, the Corporation shall redeem all, but not less than all, the shares of Junior/Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at the Redemption Price.

            (c)    Manner of Redemption.    Notice of redemption of outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6(a) or (b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Junior/Series A Preferred Stock selected for redemption in the manner provided in Article IV, Section C.8(b) hereof. If, as a result of a redemption pursuant to Article IV, Section C.6(a), a holder would be left with a fraction of a share of Junior/Series A Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

            (d)    Restrictions on Redemptions.    No shares of Junior/Series A Preferred Stock shall be redeemed in whole or part under Article IV, Section C.6(a) or (b) hereof: (i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its Subsidiaries (other than Intercompany Agreements) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its Subsidiaries (whether or not entered into prior to, at or after the issuance of the Junior/Series A Preferred Stock)), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; or (iii) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

            (e)    Priority as to Junior Securities.    The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6 hereof (each a "Redemption Obligation") if at such time the Corporation is unable to discharge its Redemption Obligation and the Corporation shall not permit a Change of Control to occur that would otherwise require the Corporation to redeem any outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6(b) hereof if at such time the Corporation would not have sufficient funds available to pay the Redemption Price; provided, however, that if the Corporation fails to discharge any Redemption Obligation (without regard as to the circumstances pursuant to which such Redemption Obligation arose), (x) the Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Redemption Obligation, and (y) so long as such Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities. Notwithstanding the immediately preceding sentence, the restrictions of this Article IV, Section C.6(e) shall not apply to the repurchase, redemption or other acquisition or retirement for value of any Junior Securities held by any then current or former director, officer or employee of, or consultant to, the Corporation or any of its Subsidiaries issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

          7.    Exchange.    The Junior/Series A Preferred Stock is exchangeable to the extent of funds legally available for the redemption thereof on the date of exchange, at the sole option of the Corporation, in whole or in part and from time to time, for the Corporation's Subordinated Exchange Debentures due on January 1st immediately following the tenth anniversary of the date of issuance thereof but in no event prior to January 1, 2016 (the "Exchange Debentures"). The Exchange Debentures shall be issued pursuant to an indenture, (i) the terms of which shall provide that the interest rate on the Exchange Debentures shall not be less than the dividend rate on the Junior/Series A Preferred Stock, and (ii) the form of which shall have been approved by the Corporation and the holders of a majority of the then outstanding shares of Junior/Series A Preferred Stock. Holders of the outstanding shares of Junior/Series A Preferred Stock will be entitled to receive $10,000 principal amount of the Exchange Debentures in exchange for each share of Junior/Series A Preferred Stock held by them at the time of exchange and, at the option of the Corporation, cash or such principal amount of the Exchange Debentures equal to all accrued but unpaid dividend amounts at the time of the exchange. Such holders may receive Exchange Debentures in amounts less than $10,000 as may be necessary due to the issuance of fractional shares of Junior/Series A Preferred Stock. The Corporation will cause the Exchange Debentures to be authenticated as of the date on which the exchange is effective (the "Exchange Date") and dated the Dividend Accrual Date that coincides with the Exchange Date.

          8.    Procedure for Redemption or Exchange.

            (a)    Selection.    In the event that fewer than all of the outstanding shares of Junior/Series A Preferred Stock are to be redeemed or exchanged pursuant to Article IV, Section C.6(a) or C.7 hereof, the number of shares to be redeemed or exchanged, shall be determined by the Board at its sole option and, with respect to such redemption subject to compliance with Article IV, Section C.6(d), shall be redeemed or exchanged pro rata among all holders of the Junior/Series A Preferred Stock.

            (b)    Notice.    If the Corporation elects to redeem or exchange shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6(a) or Section C.7 or is required to redeem shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6(b), notice of every such election or redemption shall be mailed by first class mail, postage prepaid, not less than 15 days nor more than 30 days prior to the date fixed for such redemption (the "Redemption Date") or the Exchange Date addressed to the holders of record of the shares to be redeemed or exchanged, as the case may be, at their respective addresses as they shall last appear on the books of the Corporation. Each such notice shall state: (i) the Redemption Date or Exchange Date; (ii) that shares of Junior/Series A Preferred Stock are to be redeemed or exchanged and, solely for purposes of Article IV, Section C.6(a) or Section C.7, if less than all the shares held by such holder are to be redeemed or exchanged, the number of such shares to be redeemed or exchanged; (iii) the Redemption Price or exchange price, as applicable; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price or exchange price, as applicable; (v) that dividends on the shares to be redeemed or exchanged will cease to accrue on such Redemption Date or Exchange Date, as applicable and (vi) if the redemption is pursuant to Article IV, Section C.6(b), information in reasonable detail describing the event that constituted the Change of Control. Each notice delivered pursuant to Article IV, Section C.6(a) may be made contingent upon the occurrence of such events as may be set forth in the notice.

            (c)    Effect of Redemption or Exchange.    Notice having been mailed as aforesaid, from and after the payment of the Redemption Price or exchange price, as applicable, in full, on the Redemption Date or as of the Exchange Date, dividends on the shares of Junior/Series A Preferred Stock so redeemed or exchanged shall cease to accrue, and the shares of Junior/Series A Preferred Stock so redeemed shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price as provided in Article IV, Section C.6 or the Exchange Debentures upon exchange and any accrued and unpaid dividends with respect to the Junior/Series A Preferred Stock, in cash or Exchange Debentures as provided in Article IV, Section C.7) shall cease and terminate. In the event of redemption, if notice of redemption, which shall otherwise comply in all respect with Article IV, Section C.8(b) hereof, shall have been mailed and if prior to the Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Junior/Series A Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, then at such time, all shares of the Junior/Series A Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Junior/Series A Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Redemption Date to receive from such deposit the Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Junior/Series A Preferred Stock until the Redemption Date specified in such notice, irrespective of whether such shares shall be outstanding as of such date). In case the holders of shares of the Junior/Series A Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Redemption Price in respect thereof. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Redemption Price provided in Article IV, Section C.6 or the Exchange Debentures and any cash to be delivered by the Corporation pursuant to Article IV, Section C.7 shall be delivered to the registered holder of such certificates. In case fewer than all the shares of Junior/Series A Preferred Stock represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

          9.    Voting Rights.    Except as specifically set forth herein or in the DGCL, the holders of shares of Junior/Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation. To the extent that the holders of shares of Junior/Series A Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation, the holders of shares of Junior/Series A Preferred Stock shall have one vote per share of Junior/Series A Preferred Stock, unless otherwise required by the express provisions hereof or by applicable law.

          10.    Section Headings.    Section headings are for convenience of reference only and shall not constitute a part of this Amended and Restated Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

        SECTION D.    Certain Definitions.

          1.     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. "Control" means (a) in the case of a corporation, the ownership, directly or indirectly, of 50% or greater of the Capital Stock in that corporation, and the ability to elect 50% or greater of such corporation's board of directors, and (b) in the case of a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of a voting equity interest, by contract or otherwise.

          2.     "Capital Stock" means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          3.     "Change of Control" means (a) if the Permitted Holders shall cease to "beneficially own" (within the meaning of the Exchange Act, whether or not the Corporation is subject thereto) at least 51%, on a fully diluted basis, of the outstanding Common Stock of the Corporation; (b) the Corporation shall cease to "beneficially own" (within the meaning of the Exchange Act, whether or not the Corporation is subject thereto) 100% on a fully diluted basis of the Capital Stock of K&F Intermediate, K&F Industries, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation (other than by reason of any merger or mergers or consolidation or consolidations of any of the Corporation, K&F Intermediate, K&F Industries, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation into one or more of the others); (c) the Corporation shall sell all or substantially all of the assets of the Corporation, K&F Intermediate, K&F Industries, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation, whether in one transaction or a series of related transactions; or (d) the majority of the seats on the board of directors (or similar governing body) of the Corporation cease to be occupied by Persons who either (i) were members of the board of directors of the Corporation on the Closing Date or (ii) were nominated for election by the board of directors of the Corporation, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of the directors referred to in clause (i) or (ii).

          4.     "Closing Date" means November 18, 2005.

          5.     "Control Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          6.     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          7.     "K&F Industries" means K & F Industries, Inc., a Delaware corporation.

          8.     "K&F Intermediate" means K&F Intermediate Holdco, Inc., a Delaware corporation.

          9.     "Permitted Holder" collectively means (a) each of Aurora Equity Partners II L.P., Aurora Overseas Equity Partners II, L.P., Aurora Equity Partners III L.P. and Aurora Overseas Partners III, L.P. (the "Aurora Limited Partnerships"), (b) Aurora Capital Partners II L.P., Aurora Overseas Capital Partners II, L.P., Aurora Capital Partners III L.P. and Aurora Overseas Capital Partners III, L.P. (the "Aurora General Partners"), (c) Aurora Advisors II LLC, Aurora Advisors III LLC, Aurora Overseas Advisors II, LDC and Aurora Overseas Advisors III, LDC (the "Aurora Ultimate General Partners"), (d) any limited partners of the Aurora Limited Partnerships, any limited partners of any Aurora General Partner or any Control Investment Affiliate of any such limited partners, provided that such limited partner or Control Investment Affiliate is a party to that certain Securityholders Agreement dated as of the Closing Date among the Corporation and certain of its stockholders, optionholders and warrantholders, as the same may be supplemented, amended or otherwise modified from time to time (the "Securityholders Agreement") or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (e) any managing director or employee of, or consultant to, Aurora Management Partners LLC, provided that such managing director, employee or consultant is a party to the Securityholders Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (f) any member of the Advisory Board of Aurora Management Partners LLC, provided that such member is a party to the Securityholders

  Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (g) any Affiliate of Aurora Management Partners LLC, provided that such Affiliate is a party to the Securityholders Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; and (h) any investment fund or other entity controlled by or under common control with, any one or more of the Aurora Ultimate General Partners or Aurora Management Partners LLC or the principals that control any one or more of the Aurora Ultimate General Partners or Aurora Management Partners LLC.

          10.   "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity of any kind or nature.

          11.   "Subsidiary" means, with respect to any specified Person:

            (a)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (b)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

ARTICLE V

BOARD OF DIRECTORS

        SECTION A.    Board of Directors.

          1.    Number.    Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board shall consist of such number of directors as fixed from time to time pursuant to the Bylaws of the Corporation.

          2.    Classification.    The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes as nearly equal in size as is practicable. The term of office of Class I directors shall expire at the Corporation's first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of Class II directors shall expire at the Corporation's second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and the term of office of Class III directors shall expire at the Corporation's third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation. At each annual meeting of stockholders, commencing with the first annual meeting following the effectiveness of this Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Each director shall hold office until the expiration of such director's term as specified herein and until his or her successor shall have been duly elected and qualified, or until such director's earlier death, disqualification, resignation or removal. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of office of that class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

          3.    Removal of Directors.    Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          4.    Preferred Stock Directors.    During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disqualification, resignation or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

        SECTION B.    Powers.

          1.    Powers.    Except as otherwise expressly provided by the DGCL or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board.

        SECTION C.    Election.

          1.    Ballot Not Required.    The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

          2.    No Cumulative Voting.    The holders of stock of any class or series of the Corporation shall not be entitled to cumulative voting rights as to the directors to be elected by such class or series.

          3.    Notice.    Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

        Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

        Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by a majority of the members of the Board. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting.

ARTICLE VIII

EXISTENCE

        The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

        SECTION A.    Amendments.

          1.    Amendment of Certificate of Incorporation.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VII, IX and X of this Amended and Restated Certificate of Incorporation.

          2.    Amendment of Bylaws.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66 2/3% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

        SECTION A.    Liability of Directors.

          1.    No Personal Liability.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          2.    Amendment or Repeal.    Any amendment, alteration or repeal of this Article X that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by                        , its                        as of the            day of                        , 2005.

K&F INDUSTRIES HOLDINGS, INC.
By:
Name:
Title:

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FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF K&F INDUSTRIES HOLDINGS, INC.